UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

October 13, 2016

Date of Report (Date of earliest event reported)

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

State of New York	1-10113	11-0853640
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement with KemPharm Inc.

On October 13, 2016, Acura Pharmaceuticals, Inc. (“we” or the “Company”) and KemPharm Inc., a Delaware corporation (“KemPharm”) entered into a License Agreement (the “Agreement”) pursuant to which we are licensing our Aversion® technology to KemPharm for use in development and commercialization of three of KemPharm’s prodrug candidates throughout the world. KemPharm has also been granted an option to extend the Agreement to cover two additional prodrug candidates. KemPharm is responsible for all development, manufacturing and commercialization responsibilities, although we may provide initial technical assistance.

Upon execution of the Agreement KemPharm paid to us an upfront payment of $3.5 million. If KemPharm exercises its option to use our Aversion Technology with more than the three product candidates, then KemPharm will pay us up to $1.0 million for each additional product candidate. In addition, we will receive from KemPharm a low single digit royalty on commercial sales by KemPharm of products developed using our Aversion technology under the Agreement. KemPharm’s royalty payment obligations commence on the first commercial sale of a product using our Aversion technology and expire, on a country-by-country basis, upon the expiration of the last to expire patent claim of the Aversion technology covering a product in such country, at which time the license for the particular product and country becomes fully paid and royalty free.

The Agreement expires upon the expiration of KemPharm’s royalty payment obligations in all countries. Either party may terminate the Agreement in its entirety if the other party materially breaches the Agreement, subject to applicable cure periods. Acura and KemPharm may terminate the Agreement with respect to the U.S. and other countries if the other party challenges the patents covering the licensed products. KemPharm may terminate the Agreement for convenience on ninety (90) days prior written notice. Termination does not affect a party’s rights accrued prior thereto, but there are no stated payments in connection with termination other than payments of obligations previously accrued. For all terminations (but not expiration), the Agreement provides for termination of our license grant to KemPharm.

A press release regarding the Agreement is attached as Exhibit 99.1.

The inclusion of a description of the Agreement under Item 1.01 of this Current Report on Form 8-K shall not be deemed an acknowledgement that the Agreement is a material agreement not made, or deemed not to be made, in the ordinary course of our business.

Amendment to Loan Agreement with Oxford Finance

On October 13, 2016, we, and our subsidiary, Acura Pharmaceutical Technologies, Inc. (“APT”, and together with Acura, the “Borrowers”) and Oxford Finance LLC (“Oxford” or the “Lender”), as collateral agent and as lender entered into an amendment (the “Second Amendment”) to the Loan and Security Agreement (the “Loan Agreement”) dated December 27, 2013, as previously amended, between Borrowers and Lender pursuant to which the Lender made a term loan to us in the in the principal amount of $10.0 million (the “Term Loan”). Pursuant to the Second Amendment, (i) the requirement that Borrowers maintain a $2.5 million cash balance reserve until such time as they repaid $5 million in principal of the Term Loan, has been modified so that the $2.5 million cash balance reserve remains in place until Borrowers raise an additional $6.0 million (excluding payments received under the KemPharm Agreement) through the issuance of equity securities and from upfront payments under license, joint venture, collaboration or other partnering transactions, provided that at least $3.0 million of such amount must be raised through the issuance of Acura’s equity securities, and (ii) the Lender consented to the terms of our Agreement with KemPharm (as described above).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Section of Item 1.01 entitled “Amendment to Loan Agreement with Oxford Finance” is incorporated herein by reference.

This Report contains forward-looking statements about the Agreement between the Company and KemPharm. However, substantial risks and uncertainties exist in the process of pharmaceutical product development and commercialization. There can be no assurance that KemPharm’s prodrug products using our Aversion technology will be successfully developed or prove to be commercially successful. Accordingly, investors in the Company should recognize that there is no assurance that the Company will receive any of the royalties or product option fees described above in Item 1.01. For further discussion of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, under the heading “Risks Factors”, and its most recent quarterly report on Form 10-Q and its other public disclosures filed with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Joint Press Release of the Registrant and KemPharm dated October 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Peter A. Clemens Senior Vice President & Chief Financial Officer

Date:       October 18, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Joint Press Release of the Registrant and KemPharm dated October 18, 2016.